Exhibit 10.18

OPTION
TO LICENSE INTELLECTUAL PROPERTY

This OPTION TO LICENSE INTELLECTUAL PROPERTY (the “Agreement”) is dated as of December 31, 2003 (the “Effective Date”), by and between

PACGEN CELLCO, LLC (“Cellco”),

A California Limited Liability Company
as “Licensee”
and

ADVANCED CELL TECHNOLOGY, INC (“ACT”)

A Delaware Corporation
as “Licensor”

Licensee and Licensor are sometimes hereinafter referred to as “Cellco” and “ACT”, respectively, collectively as the “Parties,” or individually, as a “Party”.

W I T N E S S E T H:

WHEREAS, ACT wishes to License, and Cellco wishes to acquire a license to certain intellectual property of ACT embodied in patents and/or patent applications filed with the United States Patent and Trademark Office and certain proprietary techniques and know-how, all as more particularly described herein and referred to as the “IP” herein; and

WHEREAS, the exact scope and terms of the licenses that are the subject of this Agreement will require a period of due diligence and investigation to define accurately, and the creation of a formal licensing agreement will also require time to prepare;

NOW, THEREFORE, in consideration of the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree that ACT will grant to Cellco an option to license the IP on the terms set forth below.

1.               Option Fee.  As consideration for the option herein granted to a non-exclusive right to license the IP on the terms outlined herein, Cellco shall pay non-refundable fees totaling $75,000, payable as follows:

a)              $40,000 upon execution of this Letter of Intent and completion of the 10 day Due Diligence period specified in paragraph 3 hereof, which sum shall be non-refundable; and

b)             $35,000 upon execution of the Definitive Agreement described in paragraph 4 hereof.

Such fees shall be in addition to the Licensing Fee, Royalties, and Minimum Royalties specified herein.  Should Cellco fail or elect not to make any of the payments specified in subparagraphs (a) or (b) above, this Agreement shall terminate and neither Party shall have any further rights hereunder.

2.               Licensing Fee.  In the event Cellco elects to enter into a non-exclusive license from ACT, Cellco shall pay a $300,000 non-refundable licensing fee as follows:

a)              $100,000 in cash upon completion of the training required by paragraph 16 hereof; and

b)             $200,000 in a promissory note convertible into equity in Cellco.  The note shall automatically convert at the same per share value into the same type of securities offered by Cellco in its first round of financing whereby an independent third-party investor (or group of investors) invests at least $5 million in Cellco.

3.               Due Diligence Period.  Upon execution hereof, ACT shall make available to Cellco such information as shall be necessary for Cellco to evaluate and analyze the IP.  Cellco shall then have a due diligence period of 10 business days from the date of such delivery to perform its due diligence review.  All such review materials and information shall be subject to the terms of a Non-disclosure and Confidentiality agreement mutually satisfactory to the Parties.  ACT shall notify Cellco of any infringements or other material events affecting the IP that it knows of or becomes aware of during the due diligence period.

4.               Definitive Agreement.  Following the Due Diligence Period, the Parties shall commence diligently and in good faith to draft and execute a Definitive Agreement for the licensing of the IP, which Definitive Agreement shall be completed within 45 days of the end of the Due Diligence Period.

5.               No Publicity.  Neither the Cellco nor ACT, nor any other person directly involved with the due diligence, shall release any information or statements regarding the potential licensing relationship between the Cellco and ACT to the press or any other person not directly involved with the due diligence or financing efforts of the Parties until the Definitive Agreement is signed.

6.               Scope.  The scope of the license shall be a non-exclusive worldwide license to the IP, as defined below, for the life of any patents involved and for the economic life of any non-patented proprietary information covered by the license.

7.               Definition of IP.  “IP” means the various technologies, processes and methods from Advanced Cell Technology (ACT) used to produce human embryonic stem (hES) cells from mammalian cultured inner cell mass (CICM) cells, including the technology known as somatic cell nuclear transfer (SCNT).

This method is described in patents held by the University of Massachusetts, Amherst Campus and exclusively licensed to ACT, including specifically the claims found in US patents 5,945,577 and 6,235,970.  IP also includes the rights to use these technologies, methods and processes to produce mammalian embryonic stem (ES) cells and to produce from those mammalian embryonic cells, differentiated cells for human therapeutic purposes or for commercial research purposes, including drug screening assays.

IP shall also include other technologies to produce pluripotent cells including ES cells, including the rights to use these technologies to produce differentiated human cells for human diagnostic and therapeutic purposes and/or for commercial research purposes, including drug screening assays.  These other technologies include:

a)              The technology known as “parthenogenesis” to produce parthenogenetic embryos as described in US patent application 20030129745.

b)             The technology known as “De-differentiation” to produce pluripotent cells from fully differentiated somatic cells as described in US pat apps.  20030044976.

c)              For purposes of this Agreement, IP shall include commercial rights to any existing potential research products (“Existing Research Products”), including reagents, produced by ACT in the course of its in-house research.  An example of this is the proprietary culture medium developed by ACT in the course of the development of ACT’s proprietary Ooplasmic transfer technology.

8.               Fields.  The manufacture and selling of human cells (1) for commercial research use, including drug testing and basic research, and (2) for therapeutic and diagnostic use in the treatment of human (a) diabetes and (b) liver diseases.

9.               Conversion to Exclusive Licenses.  The Parties anticipate that to render the licenses commercially viable, Cellco may require exclusivity as to one or all of the Fields.  Cellco shall therefore have the right for a period of 30 months following execution of the Definitive Agreement to convert its non-exclusive license to an exclusive license upon payment of additional license fees in the amount of $300,000, $100,000 to be paid in cash and $200,000 to be paid in the form of equity in Cellco, for each of the three Fields described as numbers 1, 2(a) and 2(b) under “Fields” above.  Equity shall be in the form of common stock, valued as of the date of the most recent round of outside financing.

10.         Right to Negotiate for Additional Fields.  ACT agrees that prior to granting to a third party any exclusive or non-exclusive license with respect to therapeutic or diagnostic use of IP relating to the treatment of human (a) heart disease or (b) neuronal disease it will offer to Cellco a first right to negotiate for such rights for a period of 90 days and if it thereafter elects to grant a non-exclusive license to a third for either of these additional fields, it will offer to Cellco a non-exclusive license on comparable terms.

11.         Right to Sublicense for Manufacture and Sale.  ACT agrees to allow Cellco the right to grant sublicenses to third parties for the limited purpose of manufacturing and sale of products derived from the IP licensed herein on behalf of or under contract to Cellco.

12.         Royalties.  Cellco shall pay ACT royalties (the “Royalties”) equal to the following percentages of collected net sales (“net sales” being defined as gross sales less rebates, refunds or discounts) received by Cellco or its affiliates from commercial application of the IP made, provided, distributed, sold or manufactured directly by Cellco or its affiliates:

a)              6% on therapeutics

b)             3% on diagnostics

c)              10% on commercial research use.

The Royalties shall be payable quarterly, commencing on the first day of the calendar quarter following the first date of receipt by Cellco or its affiliates of revenues and quarterly thereafter for revenues received in the second preceding quarter.

13.         Minimum Royalties.  Commencing 12 months following the execution of the Definitive Agreement, Cellco shall pay to ACT a minimum royalty fee equal to the difference between total Royalties actually paid in the preceding 12 months and the following minimum amounts:

a)              At 12 months, $25,000;

b)             At 24 months, $50,000;

c)              At 36 months, $75,000;

d)             At 48 months, $100,000;

e)              Annually thereafter, $100,000.

Upon the exercise of the right to convert from a non-exclusive to an exclusive license with respect to any of the Fields, the minimum annual royalty shall become $100,000 in lieu of the minimums set forth above.

14.         Minimum R&D Requirements.  Commencing 24 months from the date of the Definitive Agreement, Cellco shall be required to invest a minimum of $200,000 per year in research and development of the Fields covered by this Agreement in order to maintain the non-exclusive license rights granted hereunder.  In the event Cellco exercises its right to convert any of its non-exclusive licenses to exclusive licenses as provided herein, such minimum research and development investment shall be increased to $400,000 per year, commencing with the date of such conversion to exclusive rights.

15.         Milestone Payments.  In the event Cellco exercises its right to convert its license for human therapeutic applications as defined in items 2(a) or 2(b) of paragraph 8 hereof, it shall pay additional Milestone Payments totaling $2,500,000 on the following schedule:

a)              $500,000 upon the launch of the first commercial product;

b)             $1,000,000 upon reaching $5,000,000 in sales from one or both product Fields;

c)              $1,000,000 upon reaching $10,000,000 in sales from one or both product Fields.

These payments shall be in addition to the royalties specified in paragraph 12 hereof, but shall not apply to diagnostic or commercial research uses.

16.         Technical Training and Technology Transfer.  ACT shall work with Cellco in good faith to provide the necessary training for up to a total of 60 days, at Cellco and/or ACT’s facilities, necessary to allow Cellco to utilize the IP.  Cellco shall pay to ACT all reasonable and customary fees and expenses for such training and technology transfer.

17.         Other Provisions.  The Parties recognize that the Definitive Agreement will require other provisions not delineated herein and agree to negotiate in good faith commercially reasonable terms and conditions to deal with such requirements, which shall be included in the Definitive Agreement.

18.         Termination.  Either party may terminate this Agreement if the Definitive Agreement has not been signed within the time period specified in Paragraph 4 hereof unless failure to sign has been caused by delays caused by the other Party or a failure to negotiate in good faith.

19.         Other Provisions.  The Parties recognize that the Definitive Agreement will require other provisions not delineated herein and agree to negotiate in good faith commercially reasonable terms and conditions to deal with such requirements.

20.         Conditions to Closing.  The closing of the non-exclusive license will be conditioned upon:

a)              The approval of the Board of Directors of ACT and Cellco.

b)             Execution by ACT and Cellco of the Definitive Agreements.

21.         Non-Exclusive Dealing.  Subject to the rights granted by ACT herein, nothing in this Agreement shall be construed as granting Cellco any exclusive rights, nor prevent ACT from engaging in negotiations with other parties regarding transactions relating to any subject matter herein.

22.         Merger of Joint Venture Agreement.  The Parties acknowledge that a significant inducement to both Parties to enter into this Agreement is the possibility that a merger or joint venture of the Parties can be effected that will create a significantly more powerful company than either Party acting alone.  The Parties therefore agree to work together in good faith during the Due Diligence Period to seek agreement on the terms of such a merger or joint venture; provided, however, that the success or failure of such merger or joint venture efforts shall not affect in any way the validity of this Agreement or the rights of the Parties hereto.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

ADVANCED CELL TECHOLOGY, INC. a Delaware corporation		PACGEN CELLCO, LLC a California limited liability Company

By:	/s/ Michael D. West	By:	/s/ Kenneth Aldrich
Michael D. West		Kenneth Aldrich
Chairman			Managing Member